 Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8_of Unity Bancorp, Inc., of our report dated March 17, 2011, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Unity Bancorp., Inc. for the year ended December 31, 2010.

New York, New York
May 26, 2011